Exhibit 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-81124) of Ennis Business Forms, Inc. of our report dated December 15, 1999 relating to the financial statements of Northstar Computer Forms, Inc., which appears in the Current Report on Form 8-K/A of Ennis Business Forms, Inc. dated August 9, 2000.


PricewaterhouseCoopers LLP

Minneapolis, MN
August 8, 2000